Exhibit 99.1

EQT Private Equity Company LLC

Net Asset Value

We calculate net asset value per share in accordance with valuation policies and procedures that have been approved by our board of directors. Our transactional net asset value (“Transactional Net Asset Value”) is used to determine the price at which we sell and repurchase our shares. Our GAAP net asset value (“GAAP Net Asset Value”) is our net asset value determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”). The following table provides a breakdown of the major components of our Transactional Net Asset Value as of July 31, 2025 ($ in thousands, except shares):

Components of Transactional Net Asset Value	July 31, 2025
Assets at fair value (cost $78,739)	$82,813
Cash and cash equivalents	39,377
Other assets	12,287
Other liabilities	(11,086)
Accrued performance allocation	(598)
Management fee payable	(35)
Accrued shareholder servicing fees(1)	(31)

Transactional Net Asset Value	$122,727

Number of outstanding shares	4,718,727

(1)

Shareholder servicing fees apply only to Class D Shares, Class S Shares, Class J1 Shares, Class J2 Shares, Class A-D Shares, Class A-S Shares, Class A-J1 Shares and Class A-J2 Shares. For purposes of Transactional Net Asset Value, we recognize shareholder servicing fees as a reduction to Transactional Net Asset Value on a monthly basis as such fees are accrued. For purposes of GAAP Net Asset Value, we accrue the cost of the shareholder servicing fees for the estimated life of the shares as an offering cost at the time we sell shares in the applicable share classes.

The following table provides a breakdown of our total Transactional Net Asset Value and our Transactional Net Asset Value per share by class as of July 31, 2025 ($ in thousands, except shares and per share data):

Transactional Net Asset Value Per Share	Class I Shares	Class A-I Shares	Class A-D Shares	Class A-J1 Shares	Class A-J2 Shares	Class E Shares	Class Q Shares	Class H Shares	Total
Transactional Net Asset Value	$10	$11,262	$10,389	$59,585	$8,794	$32,687	$1	$1	$122,727
Number of outstanding Shares	400	433,552	400,000	2,294,720	338,679	1,251,296	40	40	4,718,727

Transactional Net Asset Value Per Share as of July 31, 2025	$25.95	$25.98	$25.97	$25.97	$25.97	$26.12	$26.15	$26.15

Reconciliation of Transactional Net Asset Value to GAAP Net Asset Value

The following table reconciles GAAP Net Asset Value to our Transactional Net Asset Value ($ in thousands):

July 31, 2025
GAAP Net Asset Value	$120,952
Adjustments:
Accrued shareholder servicing fees	$1,775

Transactional Net Asset Value	$122,727

Valuation Methodologies and Significant Inputs

The following table presents additional information about valuation methodologies and significant inputs used for portfolio company holdings that are valued at fair value as of July 31, 2025.

Valuation Methodology	Unobservable Input(s)(1)	Weighted Average(2)	Range
Inputs to market comparables and transaction price/other	Weight Ascribed to Market Comparables	79%	0% - 100%
	Weight Ascribed to Transaction Price/Other	21%	0% - 100%
Market Comparables	Enterprise Value / EBITDA Multiple	16.5x	13.3x - 18.2x

(1)

In determining the inputs, management evaluates a variety of factors including economic conditions, industry and market developments, market valuations of comparable companies, and company-specific developments including exit strategies and realization opportunities. EQT Partners Inc., our manager, has determined that market participants would take these inputs into account when valuing the investments.

(2)	Inputs are weighted based on fair value of the investments included in the range.

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